EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                  This Agreement made this 31st day of March, 1999, by and between MARJORIE SCHWARTZ (hereinafter "SELLER") and FIRST RESERVE, INC., a Florida corporation (hereinafter ""BUYER").

                  The BUYER and SELLER have reached an agreement with respect to the sale and purchase of all the outstanding corporate shares of Columbia Title of Florida, Inc., a Florida corporation engaged in the business of closing real estate and mortgage loan transactions (hereinafter the "COMPANY").

                  It is therefore agreed:

         1. SALE OF CORPORATE SHARES. The SELLER shall sell to the BUYER and the BUYER shall purchase from SELLER all of SELLER's shares of the COMPANY at the price of One Hundred and no/100ths Dollars ($100.00) on the terms set forth herein.

         As additional consideration for the purchase of all of SELLER's stock in the COMPANY, BUYER agrees that if SELLER within 90 days after the closing herein, negotiates to conclusion the sale of the assets of the Key Largo branch office, SELLER shall receive the net proceeds of the sale of the assets. Net proceeds is the gross proceeds less any expenses and/or tax liabilities (tax liabilities estimated to be 15% of the gross sales price) incurred by the COMPANY. In the event, SELLER is unable to effectuate the sale of the assets of the Key Largo branch office within 90 days after the closing herein, BUYER agrees to transfer the Key Largo branch office within 90 days after the closing herein, BUYER agrees to transfer the Key Largo branch assets to SELLER's existing corporation, Columbia Title of the Florida Keys, Inc. and BUYER will absorb up to $3,000.00 in costs associated with the necessary application of Columbia Title of the Florida Keys, Inc. to be appointed a title insurance agent and related costs such as E & O insurance and posting of a surety bond. During the ninety days after closing herein, if the Key Largo branch office has excess income over and above expenses, BUYER agrees that the COMPANY will pay the excess income to SELLER as additional salary.

         2. CLOSING. The closing of the sale shall take place at 1826 Ponce de Leon Boulevard, Coral Gables, Florida on March 31, 1999. At the closing, BUYER shall deliver to SELLER a check for One Hundred Dollars ($100.00) in exchange for SELLER's

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certificate of shares equalizing the total shares of outstanding stock, with all requisite transfer stamps attached. In addition, BUYER will deposit in COMPANY's account a check for One Hundred and Fifty Thousand Dollars ($150,000.00) as additional paid-in capital. BUYER will assume responsibility for the payment of the unreimbursed corporate expenses and accounts payable of the COMPANY attached hereto and made a part hereof as Exhibit A.-1.

         3. REPRESENTATIONS AND WARRANTIES. The SELLER represents and warrants as follows:

                  A. Organization and standing of company. The COMPANY is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida. Copies of the COMPANY's Certificate of Incorporation, and all amendments thereof to date, certified by the Secretary of the State of Florida, and of the COMPANY's By-Laws as amended to date, certified by the COMPANY's Secretary have been delivered to the BUYER or shall be delivered to the BUYER at least one week before the closing; are complete and correct as of the date of this Agreement. The COMPANY is duly licensed or qualified as a title insurance agency by the State of Florida.

                  B. Subsidiaries. The COMPANY has no subsidiaries.

                  C. Capitalization. The aggregate number of shares which the COMPANY is authorized to issue is 100 common shares, of which 98 shares are issued and presently outstanding. All such issued shares have been validly issued and are fully paid. The COMPANY has no outstanding subscriptions, contracts, options, warrants or other obligations to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire any of its shares.

                  D. Share Ownership. SELLER represents and warrants that she is the owner, free and clear of any encumbrances, of all of the COMPANY's shares of outstanding stock and has full right and authority to transfer said shares to BUYER and that there are no other shares of the COMPANY owned or claimed by any other person or entity.

                  E. Absence of certain changes. Since December 31, 1998, there has not been (1) any change in the COMPANY's financial condition, assets, liabilities, or business, other than changes in the ordinary course of business, none of which has been materially adverse; (2) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the COMPANY's assets or business; (3) any declaration

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or setting aside, or payment of any dividend or other distribution in respect of the COMPANY's shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares; (4) any increase in the compensation payable or to become payable by the COMPANY to any of its officers, employees, or agents, or any bonus payment or arrangement made to or with any of them; or (5) any event or condition of any character, materially and adversely affecting the COMPANY's business or prospects.

                  F. Title to assets. The COMPANY has good and marketable title to all its assets, including those reflected in the Balance Sheet (except as sold or otherwise disposed of in the ordinary course of business), subject to no security interests, mortgage, pledge, lien, encumbrance, or charge, except for liens shown on the Balance Sheet as securing specified liabilities set forth therein (with respect to which no default exists).

                  G. Condition of equipment. All COMPANY equipment is in good operating condition and repair.

                  H. Contracts. The COMPANY has no contract or commitment extending beyond 3-31-99, or involving payment by the COMPANY of more than $300 per month, except as follows: Contract for storage at approximately $200 per month and subleases for space within COMPANY's leased premises, monthly contracts for 5 parking spaces at $30.00 per space per month, E & O insurance and group health insurance. True and complete copies of all of the foregoing have been delivered to the BUYER. The COMPANY has complied with all the provisions of such instruments and of all other contracts and commitments to which it is a party and is not in default under any of them.

                  I. Litigation. SELLER represents that there is no litigation or proceeding pending, or the SELLER's knowledge threatened, against or relating to the COMPANY, its assets or business, nor does the SELLER know or have reason to know or have reasonable grounds to know of any basis for any such action, or of any governmental investigation relative to the COMPANY, and/or its business.

                  J. Leases, Contracts, and Licenses. SELLER represents and warrants that the transfer of its shares in accordance with the terms of this agreement will not constitute a prohibited assignment or transfer of any of its licenses, leases, or contracts, and that all of the foregoing will remain in full force and effect without acceleration as a result of this transaction.

                  K. Disclosure. No representation or warrant by the SELLER in this Agreement, nor any statement or certificate furnished or to be furnished to the buyer

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pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4. ACCESS AND INFORMATION. The SELLER shall cause the COMPANY to give the BUYER and BUYER's counsel, accountants, and other representatives full access, during normal business hours throughout the period prior to the closing, to all of the COMPANY's books, contracts, commitments and records and shall furnish to BUYER during such period with all such information concerning the company's affairs as the BUYER reasonably may request.

         5. CONDUCT OF BUSINESS PENDING CLOSING The SELLER covenants that, pending the closing:

                  A. The COMPANY's business will be conducted only in the ordinary course.

                  B. No change will be made in the COMPANY's Certificate of Incorporation or by-Laws, except as may be first approved in writing by the BUYER.

                  C. No change will be made in the COMPANY's authorized or issued corporate shares.

                  D. No dividend or other distribution or payment will be declared or made in respect of the COMPANY's corporate shares.

                  E. No increase will be made in the compensation payable or to become payable by the COMPANY to any officer, employee, or agent nor will any bonus payment or arrangement or other benefit be paid by the COMPANY to or with any officer, employee or agent.

                  F. NO change will be made affecting the personnel, compensation payments, or banking or safe deposit arrangements referred to in subparagraph (m) of paragraph 4, without the BUYER's priori written approval.

                  G. Except as otherwise requested by the BUYER, the SELLER will cause the COMPANY to use its best efforts (without making any commitment on the BUYER's behalf) to preserve the COMPANY's business organization intact; to keep available to the COMPANY the services of its present officers and employees; and to preserve for the COMPANY the goodwill of its suppliers, customers and others having business relations with the COMPANY.

                  H. All debts will be paid as they become due.

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                  I. No contract right of the COMPANY will be waived.

                  J. No material physical damage for loss will occur to the assets or business of the COMPANY.

                  K. No obligations except current liabilities under contacts entered into the ordinary course of business will be incurred.

         6. COMPANY PERSONNEL. At the closing:

                  A. Changes. The SELLER shall make available to the buyer, unless otherwise requested by it, the written resignations of the COMPANY's directors and officer shall take, or cause to be taken, such action as the BUYER may request with respect to changes in directors and officers.

                  B. Employment Contracts. The SELLER shall cause employment contracts to be entered into between the COMPANY and Marjorie S. Schwartz in the form which the SELLER has initialed for identification and delivered to the BUYER, and attached hereto as Exhibit A.

         7. CONDITION PRECEDENT FOR BUYER. All obligations of the BUYER under this agreement are, at its option, subject to the fulfillment, prior to or at the closing, of each of the following conditions:

                  A. Representations and Warranties True at Closing. The SELLER's representations and warranties contained in this Agreement shall be true at the time of closing as though such representations and warranties were made at closing.

                  B. Performance. The SELLER shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the closing.

                  C. Officer's Certificate. The SELLER shall have delivered to the BUYER a certificate of the COMPANY's president and treasurer, dated the closing date, certifying to the fulfillment of the conditions specified in subparagraphs A and B of this paragraph as set forth in Exhibit B.

                  D. Officer's Affidavit. The SELLER, as President of the COMPANY shall have delivered to the BUYER an affidavit dated the closing date, that the COMPANY's corporate existence, good standing, and authorized and issued stock are as stated in subparagraphs A and C of paragraph 3, that the COMPANY has good and marketable title to all its property and assets as set forth in subparagraph F of paragraph 3, and that except as may be specified, she does not know or have any reasonable grounds to know

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of any litigation, proceeding or governmental investigation pending or threatened against, or relating to, the COMPANY, its properties or business.

         8. INDEMNIFICATION. The SELLER shall indemnify and hold harmless the COMPANY and the BUYER, at all times after the date of this Agreement, against and in respect of:

                  A. Undisclosed Liabilities. All liabilities of the company of any nature, whether accrued, absolute, contingent, or otherwise, existing at closing.

                  B. Misrepresentations. Any damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the SELLER under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to the BUYER hereunder;

                  C. Incidental Expenses. All actions, suits, proceeding, demands, assessments, judgments, costs, attorney's fees and expenses incident to any of the foregoing. The SELLER shall reimburse the COMPANY or the buyer on demand, for any payment made by the COMPANY or the buyer at any time after closing in respect of any liability or claim to which the foregoing indemnity relates.

         9. BROKERAGE. The SELLER represents and warrants that all negotiations relative to this Agreement have been carried on by her directly with the BUYER, without the intervention of any person, and the SELLER shall indemnify the BUYER and hold it harmless against and in respect of any claim for brokerage or any other commissions relative to this Agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by the SELLER in connection with this agreement or such transactions.

         10. NATURE AND SURVIVAL OF REPRESENTATIONS. All statements contained in any certificate or other instrument delivered by or on behalf of the seller pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the SELLER hereunder. All representations, warranties, and agreements made by the SELLER in this agreement, or pursuant hereto, shall survive the closing ANY AND [SIC] investigation at any time made by or on behalf of the BUYER.

         11. BENEFIT. This Agreement shall be binding upon, and inure to the benefit of the respective legal representatives of the SELLER, and the successors and assigns of the buyer. Without limiting the foregoing, the COMPANY's rights hereunder may be enforced by it in its own name. IN the event that the buyer causes the assets and

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business of the company to be transferred to some other corporation, the rights of the buyer and of the COMPANY hereunder may be enforced by such other corporation in its own name.

         12. CONSTRUCTION. This Agreement is being delivered and is intended to be performed in the State of Florida and shall be construed and enforced in accordance with the laws of the State of Florida.

         13. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed, first class postage prepaid, if to SELLER at 1826 Ponce de Leon Blvd., Coral Gables, Florida 33134, or at such other address as she may have furnished to the BUYER in writing, or if to the buyer at 1360 South Dixie Highway, Coral Gables, Florida 33146, with a copy to Laura L. Russo, Esquire, Russo & Baker, P.A., 4678 Ponce de Leon Blvd., Suite 301, Coral Gables, Florida 33146.

         14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this agreement on the date indicated.

/S/ LAURIE RUSSO
-------------------------------             /S/ MARJORIE S. SCHWARTZ
                                            ------------------------------------
                                            Marjorie S. Schwartz
                                            SELLER

/S/ DOUGLAS L. YOUNT
-------------------------------


                                            First Reserve, Inc., a Florida Corp.
                                            BUYER

/S/ LAURIE RUSSO                            By: /S/ RONALD A. SHUFFIELD
--------------------------------               ---------------------------------


/S/ DOUGLAS L. YOUNT                        Attest: /S/ JAMES E. NEWMEYER
--------------------------------               ---------------------------------

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                                   EXHIBIT "A"

                               EMPLOYMENT CONTRACT

                  An agreement made this 31st day of March, 1999, by and between COLUMBIA TITLE OF FLORIDA, INC., a Florida corporation (hereinafter "COMPANY") and MARJORIE SCHWARTZ, (hereinafter "SCHWARTZ").

                  In consideration of the several provisions hereinafter contained, it is agreed between the parties hereto as follows:

                  The COMPANY hereby employs Schwartz as Senior Vice President Underwriting of the COMPANY for a term of two years beginning April 1, 1999. Schwartz agrees to well and faithfully serve the COMPANY in such capacity, and agrees at all times to devote her whole time, attention, and energies to the performance of such services, acts, and anything connected therewith as the COMPANY shall from time to time direct and of a kind properly belonging to the duties of a Senior Vice President of Underwriting. Schwartz agrees to work Monday through Friday (a 35 hour week). Schwartz and COMPANY agree that during the first ninety (90) days of this contract, some of Schwartz's time will be allocated to the Key Largo branch office.

                  The COMPANY shall pay to Schwartz a salary of One Hundred Thousand Dollars per year, payable monthly in the gross amount of Eight Thousand Three Hundred Thirty Three Dollars and thirty four cents. The COMPANY shall provide Schwartz with a car (1991 Cadillac) and cover the insurance costs related thereto. At the end of this agreement, the COMPANY agrees that it will transfer title of the 1991 Cadillac to Schwartz. The COMPANY also agrees that it will provide Schwartz with group health insurance during Schwartz's employment period. The COMPANY shall give Schwartz two (2) weeks per year paid vacation time and four (4) personal days and six (6) sick days per annum.

                  IN WITNESS WHEREOF, the parties have executed this agreement on the date indicated by their signatures.

___________________________________         COLUMBIA TITLE OF FLORIDA, INC.

___________________________________         By:_________________________________
                                                 Douglas L. Yount, President
                                            Date:_______________________________


___________________________________         ____________________________________
                                            Marjorie Schwartz
___________________________________         Date:_______________________________

                                   EXHIBIT A-1

BUYER will assume responsibility for the payment of the unreimbursed Corporate Expenses and Accounts Payable of the COMPANY as itemized below:

                              PAYEE                                 ACCOUNT NUMBER                          AMOUNT
                              -----                                 --------------                          ------
Internal Revenue Service (past due payroll taxes)                                                         $   9,756.28
Steve Eber (accounting services)                                                                              9,300.00
First Union Bank (line of credit)                                2905-3000-0028-4253                         35,000.00
MBNA America (credit card)                                       4264-2927-7002-1125                         16,800.00
NationsBank/US Air (credit card                                  4356-0025-0402-7622                          1,100.00
American Express/Delta Airlines (credit card)                    3712-702555-11008                            2,900.00
American Express/Centurion Bank (credit card)                    9772-0200-0002-3403                         16,900.00
American Express/Optima (credit card)                            3737-365260-93008                            9,600.00
American Express/Small Business Line of Credit                   3723-166030-11008                            5,800.00
NationsBank Mastercard (credit card)                             5407-9351-0119-8682                          8,000.00
SunTrust Visa (credit card)                                      4229-4249-9910-3426                         10,800.00
Citibank Visa (credit card)                                      4271-3827-0228-3918                          8,800.00
American Express/Platinum Card (credit card)                     3713-835851-91001                           10,400.00
American Express/Small Business Line of Credit                   3725-005879-11008                            4,843.72
                                                                                                          ------------
TOTAL PAYMENTS                                                                                            $ 150,000.00

                                   EXHIBIT "B"

                              OFFICER'S CERTIFICATE

                  I, Marjorie S. Schwartz, as President and Secretary of Columbia Title of Florida, Inc., hereby certifies the following:

                  1. That all of SELLER's representatives and warranties contained in the Stock Purchase Agreement are true as of March 31, 1999.

                  2. That SELLER has performed and complied with all agreements and conditions required by the Stock Purchase Agreement prior to closing.

         Signed and witnessed this 31st day of March, 1999.

Witnesses:                                COLUMBIA TITLE OF FLORIDA, INC.

__________________________________

__________________________________        ______________________________________
                                          MARJORIE S. SCHWARTZ
                                          President and Secretary

STATE OF FLORIDA

COUNTY OF MIAMI-DADE

                  I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, personally appeared MARJORIE S. SCHWARTZ, who is (a) either personally known to me, or (b) produced __________________ as identification.

                  WITNESS my had and official seal in the County and State last aforesaid, this _____ day of __________________ , 1999.


                                         _______________________________________
                                         Notary Public - State of Florida

                                         _______________________________________
                                         (Stamped Commission of Notary)